UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 6, 2013

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-15491	57-0923789
(State or other	(Commission File Number)	(IRS Employer
jurisdiction)		Identification No.)

2835 KEMET Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CRS 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Marc Kotelon resigned as Executive Vice President, Global Sales of KEMET Corporation (the “Company”), in May, 2013.  On August 29, 2013, Mr. Kotelon and the Company entered into a release agreement (the “Release Agreement”) under which Mr. Kotelon will be entitled to receive a lump-sum payment within 21 days of the date of the Release Agreement.  Mr. Kotelon also agreed to, among other things, a general release of the Company and related persons from all claims, including but not limited to, claims arising from his employment with or termination from the Company.  On September 3, 2013, Mr. Kotelon and KEMET Electronics SAS (“KES”), a wholly owned subsidiary of the Company, entered into a settlement agreement (the “Settlement Agreement,” and together with the Release Agreement, the “Agreements”). As a result of the Settlement Agreement, Mr. Kotelon is entitled to a lump sum payment; has agreed to a general settlement and release of all claims relating to his employment with or termination from KES; and, is no longer bound by any non-competition covenants in his agreements with the Company and its subsidiaries. In connection with the Agreements, and including aggregate statutory severance payments of approximately $641,877 required under French law based on Mr. Kotelon’s position, compensation and years of service with KES, the Company and its subsidiaries expect to pay an aggregate of approximately $1,116,743.  After deducting approximately $257,689 relating to statutory employer and employee social contributions, Mr. Kotelon is expected to receive approximately $859,054.  Pursuant to the laws of France, and consistent with the understanding of the parties, the Agreements become effective on September 6, 2013.  A portion of the amounts payable will be made in EUROs, and those amounts have been converted to US dollars based on the exchange rate in effect on September 4, 2013.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 6, 2013	KEMET Corporation

/s/ William M. Lowe, Jr.
William M. Lowe, Jr.
Executive Vice President and Chief Financial Officer